EXHIBIT 10.15

MANUFACTURING AGREEMENT

THIS AGREEMENT made the 30th day of September, Two Thousand and Five BETWEEN

(1)	Mingkeda Industries CO., LTD., Mingkeda Building #1825 Renmin e. Road, Heshan City, GuangDong, PRC and its affiliates and partner corporations in China and Hong Kong (hereinafter called "MKD"); and

(2)	Source Plus, Inc. of 1121 Greenwood Crossings Ct. Suite 101 Bessemer, AL 35022 (hereinafter called "SP"); and

(3)	AeroGrow International, Inc. of 900 28th Street, Suite 201, Boulder, CO 80303 (hereinafter called "AeroGrow").

MKD, SP and AeroGrow are hereinafter collectively referred to as the "Parties" and individually referred to as "Party".

WHEREAS:

(A)
AeroGrow is a company duly incorporated under the Laws of the United States of America with plans for listing on a United States stock exchange, and owns the intellectual proprietary rights in the invention and/or design of an aeroponic growing device and accessory and lamp components, known as the "AeroGrow Kitchen Garden" and seed kit components ("the Product"). The Product is more particularly depicted in the design drawings and specifications annexed to this Agreement as Attachment A which includes the specific components and raw materials that must be included in the Product.

(B)
MKD, and its affiliate factory, YueQing, a company located in China and Hong Kong, is engaged in the business of manufacturing and assembling products for sale on a contract basis. AeroGrow desires to contract with MKD for the building of the Tooling required to manufacture the Product, and then to have MKD manufacture/assemble the Product at an agreed cost, to agreed quality standards in quantities and on a schedule to be provided by AeroGrow. In turn MKD desires to contract with AeroGrow to provide such services.

(C)
SP is a United States corporation engaged in the sourcing of products for companies. At the behest of AeroGrow, SP has identified MKD as a factory capable of building the Tooling for, and then manufacturing the Product. SP has also agreed to advance payment to MKD for all or a portion of such Tooling, and perform other designated services on behalf of AeroGrow.

NOW IT IS HEREBY AGREED between the parties hereto as follows:

1	Making of the Tooling/Molds/Production Line/Test Equipment

1.01
SP will contract with MKD on behalf of AeroGrow to have MKD construct a set of steel tooling / molds for the molding and shaping of all the component parts of the Product ("the Tooling") as reflected in Attachment A from drawings and specifications provided by AeroGrow. The Tooling shall be designed to sustain a production capacity of up to 30,000 B units per month, and a life expectancy of up to 500,000 molding cycles. If any portion of the injection molding Tooling requires replacement prior to completion of 500,000 molding cycles, MKD will replace that portion of the Tooling without cost to AeroGrow.

1.02
MKD's price for making each item of Tooling shall be confirmed in writing by MKD, and approved in writing by AeroGrow, prior to starting production of that item of Tooling. In case of any changes in the Product's specification made by AeroGrow from time to time, MKD and SP shall submit a revised Tooling cost to AeroGrow for its approval. Upon receipt of AeroGrow's written approval of the revised cost, MKD shall proceed to make the necessary tooling modifications. AG shall employ its best efforts to inform SP of tooling changes and modifications in a timely manner.

1.03
The Tooling is commissioned by AeroGrow, and AeroGrow will be the owner of the same subject to SP's right of lien. SP will pay MKD for the Tooling on behalf of AeroGrow in the manner hereafter mentioned.

1.04
MKD will ensure that the Tooling meets AeroGrow's specifications. In the event that Products do not meet specifications based upon faulty Tooling, MKD will revise the Tooling at MKD's cost and bear all costs associated with replacing defective Products. In the event product does not meet specifications due to incorrect written direction provided by AeroGrow, AeroGrow will be responsible for payment related to any tooling modifications required.

1.05
SP shall pay MKD for the cost of the Tooling and Molds on behalf of AeroGrow, up to a maximum of USD155,000. Payment by SP to MKD will be made on the following schedule: SP will pay 50% of the total Tooling cost to MKD with the placement of the initial order for the Tooling, and the balance upon approval of the Tooling by AeroGrow's employees or designated agents.

1.06
Tooling costs in excess of USD155,000 will be paid to MKD on the same schedule as set forth above in Section 1.05 by either AeroGrow, or by SP on behalf of AeroGrow, pursuant to the terms of Section 1.07.

AeroGrow will pay SP for the Tooling upon approval of the Tooling by AeroGrow's employees or designated agents. Payment will be made in the form of shares or stocks of AeroGrow ("Shares"). AeroGrow undertakes to SP that the Shares will be offered on a United States Stock Exchange for a price of not less than USD1.00 per share at the time of its Initial Public Offering. AeroGrow shall pay SP for SP's portion of the Tooling by issuing, transferring or allotting (at the sole cost and expense of AeroGrow) a quantity of the Shares to SP at the agreed valuation of USD0.50 per share, so that the quantity of the Shares thereby issued, allotted or transferred to SP will be equivalent to the cost divided by an unit sum of USD0.50. For example, 310,000 Shares at the currently projected Initial Public Offering value of USD1.00 each will be issued, allotted or transferred to SP in the event of SP's portion of the cost being finalized at USD155,000.00. Both the number of Shares and the Purchase Price shall be adjusted to reflect any stock split, combination or similar change in the capitalization of AeroGrow after January 25, 2005. Further, disposition, transfer-ability, and sale of the Shares shall be governed by any and all conditions regulating share ownership. The Shares represented herein cannot be sold, transferred or otherwise disposed of by the holder unless such transaction is registered under the Securities Act of 1933, as amended, and under applicable laws of the state or jurisdiction where such transaction occurs, or unless such transaction shall qualify under an allowed exemption to such registration. SP may sell up to twenty-five (25%) of the shares represented in the public market six (6) months from the date of AeroGrow's initial public offering is concluded; twenty-five (25%) of the shares twelve (12) months from the date of AeroGrow's initial public offering is concluded; and twenty-five (25%) of the shares eighteen (18) months from the date of AeroGrow's initial public offering. Any and all of the remaining half of such shares may be sold in the public market twenty-four months (24) from the conclusion of AeroGrow's initial public offering.

1.07
Should there be further Tooling needs over and above the making of the initial Tooling and/or should the cost for the initial Tooling exceed USD155,000, and should SP elect to advance payment to MKD for such further Tooling, SP will make payment directly to MKD on behalf of AeroGrow. AeroGrow shall in turn pay SP for the additional cost of such further Tooling at AeroGrow's option by either cash or the issue, allotment or transfer of Shares in the same manner mentioned above, and AeroGrow guarantees that the conversion rate of USD1.00 Share to every USD0.50 in the cost, adjusted to reflect any stock split, combination or similar change in the capitalization of AeroGrow, will be maintained if such further Tooling is ordered within six months from the approval for production of the initial set of Tooling.

1.08
For purposes of this Agreement, "SP Tooling Stock" shall mean all shares issued by AeroGrow to SP in payment of Tooling, including further Tooling as described in Section 1.07 above. "SP Tooling Outlay" shall mean the total amount paid by SP to MKD for the Tooling, including further Tooling as described in Section 1.07 above. If the envisaged Initial Public Offering listing of the Shares in the United States of America shall fall to materialize for whatever reason prior to June 1, 2006, SP shall have an option to require AeroGrow to pay for the Tooling in full in a monetary sum. Such option must be exercised by notice in writing from SP. On the receipt of such notice, AeroGrow shall forthwith pay to SP an amount equal to the Tooling Outlay, and subject to such actual payment, AeroGrow shall be released from its obligation to issue, transfer or allot SP Tooling Stock. On receipt of the monetary payment so described from AeroGrow, SP shall immediately return to AeroGrow all SP Tooling Stock.

1.09
For purposes of this Agreement, "SP Tooling Stock Valuation" shall mean the post-IPO value of the SP Tooling Stock, as indicated by the 20-day moving average of the closing price. If the envisaged IPO occurs prior to June 1, 2006, but the SP Tooling Stock Valuation is less than the SP Tooling Outlay as of the one-year anniversary of the IPO, then AeroGrow shall make a cash payment to SP equal to the difference between a) the SP Tooling Outlay and b) SP Tooling Stock Valuation as of the one-year anniversary of the IPO, plus 5% per annum simple interest. The interest will be calculated from the date of the first Tooling Outlay payment made by SP to the date of the AeroGrow cash payment, and will be applied only to the difference described above, not the entire amount of the Tooling Outlay. Said amount shall be paid 60 days after the one-year anniversary of the IPO.

1.10
AeroGrow's non-exclusive license to MKD is only to make use of the Tooling to manufacture the Product solely for sale to AeroGrow as specified in AeroGrow's Purchase Orders, and no royalty or other payment will be payable by MKD to AeroGrow for such use and application of the Tooling. This license will last only for the term of the Agreement and only for the manufacture of the Products at MKD's facility, and AeroGrow's Tooling, Tooling drawings, and technology will not be used in any other way or transferred to any other party. The Tooling is subject to SP's lien as detailed in section 1.03.

1.11
MKD agrees to maintain all the Tooling and Molds in good working order (following the AeroGrow Tooling Maintenance Specifications which are attached) and carry appropriate insurance against loss or theft. AeroGrow agrees to reimburse MKD for premiums that are mutually agreed upon in advance. Should MKD or AeroGrow terminate their relationship for any reason, and if SP has received payment in full as described in section 1.08, MKD agrees to properly pack and ship the Tooling to a location designated by AeroGrow within 30 days following the receipt of such notice by AeroGrow subject to payment terms and schedule dates noted in subsequent clauses, including 9.06. Should payment for the Tooling be due from AeroGrow to SP, then AeroGrow will immediately make such payment to SP. The cost of packing and shipping the Tooling will be borne by AeroGrow. MKD shall confirm with SP that AeroGrow has paid in full to pack and ship the Tooling. SP and MKD may not retain any Tooling or Tooling drawings for their benefit. Tooling drawings and all Product specifications are the confidential property of AeroGrow.

1.12	MKD and SP acknowledge AeroGrow as the sole owner of all the Tooling, Valve Gates, Specific Heat Zone Controls, and Hot Manifolds upon the issue, allotment or transfer of the SP Tooling Stock.

AeroGrow may, at its sole option, remove all or any portion of the Tooling from MKD for reasons including but not limited to the following:
•	If MKD chooses to decline Purchase Orders which would require acquisition of additional plastic injection molding presses.
•	If MKD changes its lead time requirement, or if MKD repeatedly fails to meet its ship date commitments.
•	If AeroGrow selects an alternate plastic molding vendor with existing plastic molding capacity, instead of requiring MKD to add plastic molding capacity.
•	If MKD fails to meet AeroGrow's quality requirements for plastic components as specified in Attachment B.
•	If MKD chooses not to install molding press features, modifications, or ancillary equipment that AeroGrow believes is required for Product aesthetics or functionality.
•
While MKD is increasing molding capacity to meet AeroGrow's requirements, and before such molding capacity is actually available for production. In this case AeroGrow will return the Tooling to MKD as soon as possible after such molding capacity and quality is actually available for production.

•	If MKD pricing is not competitive with other available sources.

It is AeroGrow's intent, but not guarantee, that even if AeroGrow removes all or any portion of the Tooling from MKD, MKD will continue to be the primary source for light bulb manufacturing, printed circuit board assembly, and assembly and packaging of the B unit Kitchen Garden.

Before removing any Tooling AeroGrow must pay all outstanding costs associated with the Tooling to be removed, including but not limited to parts actually run on the Tooling to be removed and modification costs incurred by AeroGrow on the Tooling to be removed.

Should AeroGrow totally remove Tooling or production from MKD, AeroGrow will consider, but not guarantee additional financial incentives or compensation to MKD for production development time, and effort.

1.13	MKD will absorb all costs for the set-up of the production lines.

1.14
MKD will absorb all costs for the test equipment required to ensure that the Products meet the agreed-upon QA/QC Specification based on Attachment B. Should costs for test equipment exceed $2,000 USD then AeroGrow will provide MKD with direct payment for AeroGrow specified test equipment, and MKD will credit AeroGrow with the identical amount towards the first shipment of product. Ownership of such test equipment will remain with MKD, upon completion of the first purchase order transaction. AeroGrow must approve of all test equipment and corresponding costs for said equipment in advance of purchase.

2	Pricing of the Products/Cost Reductions

2.01
MKD will produce the Products for sale to AeroGrow pursuant to and on the receipt of written Purchase Orders. For a period of 120 days beginning with the issuance of the first Purchase Order, AeroGrow will issue Purchase Orders to SP, and SP in turn will issue Purchase Orders to MKD to manufacture the Product in the same quantities, on the same schedule, and at the same cost as specified in AeroGrow's Purchase Orders to SP. When AeroGrow issues Purchase Orders through SP, SP will issue a corresponding Purchase Order to MKD within two (2) working days of receipt of AeroGrow's Purchase Order. SP will provide a copy of such Purchase Order to AeroGrow at the time of issuance. In the event such copy is not received within two (2) working days, AeroGrow may, at its option, thereafter place Purchase Orders directly to MKD. After 120 days from the issuance of the first Purchase Order, AeroGrow at its sole option may elect to issue Purchase Orders directly to MKD. In this event, AeroGrow will provide copies of such Purchase Orders to SP at the same time the Purchase Orders are issued to MKD.

2.02
Attachment A to this document includes the Bills of Material (BOMs) and itemized component costs for the Product to be sold by MKD to AeroGrow under this Agreement. "Base Price" is explicitly detailed as a column on the BOMs with a minimum order per PO of the quantity of Product required to fill two (2) standard forty-foot (40') containers. It is agreed between the parties that any changes to any items in the Bills of Material must receive the expressed written consent of AeroGrow, and further that the vendor and specifications of each outsourced item must be approved by AeroGrow prior to use in manufacturing AeroGrow Products.

2.03
The Base Prices of the B unit and seed kit components quoted in Attachment A will be subject to upward or downward adjustments to reflect changes in the cost of purchased materials and components. Base Price adjustments shall be limited to changes due to three factors: 1) market-price fluctuations in the cost of purchased materials and components, 2) design changes made by AeroGrow relative to the specifications contained in Attachment A, and 3) correction of legitimate errors and omissions. Adjustments shall be priced at MKD's actual cost of materials and direct labor

MKD shall advise AeroGrow of all material cost adjustments as they occur, with an itemized explanation of each adjustment. Any price increase in raw materials must be substantiated with written quotes or invoices from at least three vendors. Each AeroGrow purchase order will be issued at the most recently advised and accepted price. In no event shall price adjustments apply to Product after MKD receives (a) Letter(s) of Credit for the full price of such Product.

In the event that the adjustment described above exceeds plus or minus five percent (5.0%) between consecutive Purchase Orders, then MKD must indicate in writing a full description of said increase and said increase must be agreed to in writing by AeroGrow. AeroGrow, MKD or SP, also known as the Parties, shall have the right to terminate this Agreement on 180 days written notice to the other Parties, subject to all of the requirements elsewhere in this Agreement including section 9.05, should one Party find it not sufficiently profitable to proceed due to cost increases.

MKD pricing is based upon a 29% mark-up on cost of materials and labor for most materials and components except light bulbs which are calculated at a 14% mark-up. MKD will provide additional financial incentives including a .50 discount for the B Unit which is reflected in the net selling price found in the BOM.

2.04
The Base Price in effect at the time of each Purchase Order will be subject to upward or downward adjustments to reflect fluctuations in the exchange rate between the US Dollar (USD) and Yuan or Renminbi (RMB). The Base Exchange Rate will be RMB8.28 per USD 1.00. Price adjustments due to exchange rate fluctuations will be made in the exact proportion of the Base Exchange Rate with respect to the exchange rate as of the At Sight LC issuance date. The exchange rate as of the At Sight LC issuance date shall be the People's Bank of China Buy rate for Checks.

2.05
MKD hereby grants AeroGrow the right to conduct on-site audits of MKD's costs for manufacturing the Product, which includes component and assembly costs. Such audit must be scheduled by AeroGrow at least fourteen (14) days in advance of the scheduled audit date via written notification to MKD. Such audit will be restricted to AeroGrow production.

2.06
MKD will maintain accurate records regarding the manufacturing of the Products, inspection results from each receiving and manufacturing lot, and other production data that will insure a complete record of MKD's production of AeroGrow products.

3	Payment for the Products

3.01
AeroGrow, SP and MKD have agreed on QA/QC Specifications which are attached to this Agreement as Attachment B. Specifications detailed in Attachment B are subject to revision based upon mutual agreement.

3.02
All shipments will be paid in full in the manner described in Section 3.03 unless AeroGrow has provided written notification to MKD and SP that the Product, or a portion of the Product, has failed to meet the specifications to be described in Attachment B by an authorized AG inspection agent at least twenty four (24) hours prior to shipment.

3.03
AeroGrow shall pay MKD on the following schedule via wire transfers. 30% of projected total payment including mark-up less incentives 25 days prior to ship date, 50% of total payment less incentives plus exchange rate adjustment on ship date after AeroGrow receives documentation from the freight forwarder that Products are on-board, and the remaining balance 20% 30 days after ship date. The actual Product price for each order will be set with exchange rate adjustment as of the on-board date.

MKD will order, receive, inspect, and safely store all purchased components and materials, regardless of markup percentage received, in addition to resolving quality and delivery issues with respect the vendors of the prepaid goods for no additional cost.

3.04	MKD and SP will work with AeroGrow to provide an unsecured line of credit after a positive pattern of payment has been established between the parties.

3.05
In return for the .50 cent price concession applied for the B unit contained in this Agreement, AeroGrow will grant MKD, at no cost, 50,000 shares of AeroGrow stock valued at US$50,000, as of January 25, 2005. The number of shares will be based on a value of US$1.00 per share (as of January 25, 2005), with adjustment up or down to reflect any stock split or change in market value. The first 50,000 shares shall be issued with the first PO. This stock will be subject to the same restrictions as reflected in the AeroGrow/SP grant found in Paragraph 1.06.

4	Services Provided by SP to AeroGrow/Payments to SP

4.01
SP shall provide all of the services to AeroGrow enumerated in Attachment C. AeroGrow will pay for all AeroGrow pre-approved direct travel expenses incurred by SP (Shenzhen Office Employees only) as a result of a specific request for SP support at Chinese factories. AeroGrow will pay SP invoices for travel expenses within 30 days of invoice receipt.

4.02
For the services provided by SP, AeroGrow will pay to SP two percent (2%) of the total amount paid for the Product, due and payable on the date on which payment for the Product is paid by AeroGrow to either MKD or SP. No payments will be made by MKD to SP in connection with the manufacturing of the Product.

4.03
Should any payments be made by MKD to SP in connection with the manufacturing of the Products, this Agreement will be considered to be breached as of the date of the earliest of such payments. In the event of such breach, SP shall forfeit all rights to compensation from AeroGrow after the date of the breach, and SP shall immediately pay to AeroGrow any and all funds received from MKD. Additionally, the Non-Circumvention Agreement between AeroGrow and SP dated July 27, 2004 will immediately become null and void.

4.04
Should SP fail to provide the services enumerated in Attachment C, and such failure is not cured within 60 days after the receipt of written notice from AeroGrow, this Agreement will be considered to be breached. Written notice from AeroGrow will describe the services SP has failed to provide. In the event of such breach, SP will not be entitled to any future compensation from AeroGrow. Additionally, the Non-Circumvention Agreement between AeroGrow and SP dated July 27, 2004 will immediately become null and void.

4.05
SP is designated as AeroGrow's exclusive agent for the AeroGrow Kitchen Garden Product Line (A, B, or Subsequent Units) for 18 months after the first shipment of Product, as long as the Agreement is not considered breached under Sections 4.03 or 4.04. As AeroGrow's exclusive agent, SP is charged with identifying additional factory(ies) capable of producing the Product. This Agreement shall apply to additional factories introduced by SP and used by AeroGrow, and the same percentage fee and SP services described herein shall apply.

5	Ordering of Raw Materials, Products / Cancellation of Liability / Shipments

5.01
MKD guarantees to AeroGrow and SP that it can develop sufficient capacity to manufacture at least 100,000 units per month, subject only to limitations imposed by the available Tooling. MKD also guarantees that it can acquire sufficient molding machines to manufacture 30,000 units per month per set of injection molding tooling.

5.02
AeroGrow will provide MKD and SP with a rolling production forecast by the 5th business day of each month. MKD and SP acknowledge that the forecast does not represent a guarantee of production volumes. Written Purchase Orders provided by AeroGrow directly to MKD, or via SP to MKD, will be the sole means of authorizing production. Purchase Orders will be issued at least forty (40) days prior to the requested On Board date for orders equal to or less than factory capacity. Purchase Orders which require MKD to exceed capacity and acquire new injection molding presses, will be issued at least ninety (90) days prior to the On Board date. Lead times will be extended by the length of Chinese national holidays to the extent that such holidays fall between Purchase order date and the requested On-Board date. MKD will provide a National holiday schedule to AeroGrow and SP.

5.03
MKD will identify all long-lead time components (those requiring the placing of orders more than 40 days in advance) and notify AeroGrow of those components and, on AeroGrow's written authorization order such components. Without AeroGrow's written authorization, long-lead time components will not be ordered. Purchase Orders will be the sole method of authorize MKD to order raw material, long lead and minimum order components (materials). Any unused material remaining from a given Purchase Order due to minimum order quantities is subject to the inventory carrying charge noted in 5.07.

5.04
On receipt of AeroGrow's Purchase Orders, or Purchase Orders placed by AeroGrow to MKD via SP, MKD will immediately order and maintain inventories of the raw materials required to meet the production schedule for the Products.

5.05	In the event AeroGrow cancels a Purchase Order or a portion thereof, MKD, SP and AeroGrow agree to the following cancellation terms:
•	Purchase orders cannot be cancelled within 30 days of ship date
•
If a purchase order is cancelled, then AeroGrow shall be liable for all material costs associated with the purchase order that have been incurred by MKD up to the cancellation date, less prepayments by AeroGrow associated with the purchase order. MKD must provide written documentation of all material costs associated with a cancelled purchase order. Payment for charges due to cancelled purchase orders must be made by AeroGrow within 30 days of receipt of such written documentation.

5.06
In the event AeroGrow requests that shipments for issued Purchase Orders be rescheduled beyond the On Board date previously specified in the Purchase Order, the Products so inventoried by MKD will be subject to a one per cent (1.0%) per month inventory carrying charge. If inventory is carried for more than 15 days but less than one month, the carrying charge will equal the charge for one full month. If inventory is carried for less than 15 days, then the charge will be calculated on a pro-rated monthly basis. Should shipments be delayed at AeroGrow's request, the monies due MKD will be calculated from the target ship date as specified in the Purchase Order and not the on board date.

5.07
The shipment of all Products shall be suitably packed in accordance with AeroGrow's specifications, and delivered to a carrier or agent at a location designated by AeroGrow. At the time of such delivery, title for the Products shall pass to AeroGrow or AeroGrow's designated agents.

5.08
MKD is expected to achieve 100% on-time delivery performance, which is defined as up to 3 days prior to and up to 7 days beyond the scheduled delivery date. If Product is more than 7 days late, and required to meet AeroGrow's customer commitments, AeroGrow may require MKD to air ship the Product to a location designated by AeroGrow. In such instances, MKD agrees to pay the difference between the costs of sea shipment and air freight. AeroGrow acknowledges that delays attributable to acts of God, acts of war, typhoon, fire, labor strikes, power shortages, country-wide material shortages, and delays caused by AeroGrow's freight forwarder are out of MKD's control, and MKD will not be penalized for not achieving on-time delivery as noted.

5.09	MKD hereby agrees that it will not subcontract out any portion of AeroGrow's manufacture of the Products without AeroGrow's prior express written permission.

5.10
MKD will be responsible for sourcing all raw materials and components to be used in the building, assembly and shipment of the Products and ensure that they are available on a timely basis to meet the date(s) designated in either SP's or AeroGrow's Purchase Order(s).

5.11
MKD will submit a list of raw materials, sourced components and suppliers to be used in production of the Products for AeroGrow's written approval, which approval shall not be unreasonably withheld. Materials, components and suppliers which are referenced in Attachment A, may not be substituted without AeroGrow's prior written approval, which approval shall not be unreasonably withheld.

6	Engineering Changes/Third party Certifications

6.01
AeroGrow may request in writing that MKD incorporate engineering changes into the Product. MKD shall make an evaluation of such requested changes, and advise AeroGrow in writing of the feasibility, costs and timing of implementation, impact on the delivery schedule, and the pricing of the Product. On written approval by AeroGrow, MKD will proceed to implement the changes. AeroGrow will bear the cost of finished Products and/or component inventories that are obsoleted by the engineering changes. Payment for these costs will be due 30 days from their date of billing by MKD.

6.02
MKD will manage the third party certification process such as UL (Underwriter's Laboratories) on behalf of AeroGrow. AeroGrow will specify which third party certifications are desired, and MKD will provide AeroGrow cost and time estimate to ensure compliance with the certification process. Upon AeroGrow's approval MKD will begin the process. Any third parties involved in the certification process will invoice AeroGrow directly.

7	Quality Assurance/ Test Equipment

7.01
AeroGrow will, in cooperation with MKD and SP, establish mutually agreeable QA/QC Specifications for the Products and for Mold and Tool maintenance based on the draft of these specifications that is set forth in Attachment B and incorporated as part of this Agreement.

7.02
MKD guarantees that the flood deck and grow deck will meet the flatness specifications enumerated in Attachment B, and will implement processes to ensure compliance with the specified tolerances, including but not limited to integration of cavity pressure switchover technology, press upgrades, upgrade of ABS raw materials to a more stable composition, and the incorporation of gas assist technology, as necessary. All components of any cavity pressure switchover system(s) shall be paid for by MKD. MKD and AeroGrow will work together to find acceptable solutions to meet product specification requirements and tolerances. Should gas assist technology be required, both MKD and AeroGrow will fund the investment in such equipment.

7.03
SP will inspect two percent (2%) of each production run to insure that the Product meets the agreed-upon QA/QC Specification based on Attachment B. Inspection must be completed no later than 24 hours prior to the scheduled ship date, or shipment delays will result. MKD shall not be held responsible for shipment delays due to late inspection by SP.

7.04
In addition to SP's inspection, AeroGrow reserves the right to pre-shipment inspection for quality control compliance in MKD's facility by random sampling. Should AeroGrow decide to place their own agents in MKD's facility, MKD agrees to accommodate all reasonable requests from AeroGrow in this regard so long as advance notice has been provided by AeroGrow or it's agents to MKD.

7.05
MKD will provide a work area for a designated AeroGrow or SP employee or agent within the MKD factories at no cost to AeroGrow. The work area is to be equipped with a phone, Internet connection, access to a printer, as well as a desk and chair. AeroGrow will pay MKD for the cost of the phone and Internet connection for any direct expenses incurred by the AeroGrow personnel.

8	Product Acceptance and Warranties

8.01
MKD is expected to deliver quality product in conformance to all Product specifications, workmanship standards, and the agreed-upon QA/QC Specification based on Attachment B. MKD is expected to institute appropriate quality controls at its factory to prevent the shipment of any defective Product to AeroGrow or its designee. In the addition to the previously stated right to sample and approve each production lot at MKD's factory prior to shipment, AeroGrow reserves the right to audit MKD's facilities, conduct source inspections, and/or inspect Product at MKD's factory, and distribution and repair centers.

8.02
While AeroGrow may have sampled and approved each production lot in MKD's factory prior to shipment, it is possible that workmanship defects may subsequently be discovered. In the event that such defects result from poor workmanship and not product design, than AeroGrow may return the defective Products to MKD and MKD shall be liable for any and all direct costs and liabilities incurred by AeroGrow.

8.03
MKD warrants that the Product will conform to Attachment A (Bill of Materials) and Attachment B (QA/QC Spec), and will be free from defects in workmanship. MKD and AeroGrow will agree on a "model product" to be used as a standard to which the Product manufactured by MKD must aesthetically and functionally conform.

For purposes of this agreement, all Product that does not conform to the "model product" or warranties described above will be referred to as "Non-conforming Product".

"Non-conforming" Product includes:
•	Assembly errors,
•	Improper fit due to parts out of tolerance as defined by the QA standards,
•	Missing parts,

•	Improper substitution of parts,
•	Improper packing resulting in visibly damaged or marred parts
•	Contaminated parts during assembly,
•	Improper soldering of components or wiring,
•	Improper application of decorative labels or parts, and
•	Excess flux remaining on the PCBA causing corrosion
•	Leads not trimmed short enough on the PCBA
•	Failure to fully test microprocessors after packaging into DIP packages
•	DIP packaging or wire bonding errors
•	Static damage to parts
•	Variations in translucence of ABS
•	Variation in ABS color from color ordered and from part to part as defined by a visual test performed against the model product by an AeroGrow approved inspector
•	Excess flash on plastic parts
•	Texture mismatch due to uneven texture wear in molds
•	Residues or contaminants from improper handling, cleaning, mold release etc.
•	Soiled, marked or otherwise contaminated components from poor handling conditions or storage
•	Items added to box or components that should not be there such as internal documents, labels or stickers
•	parts damaged by manufacturing or handling process
•	Using parts from non-approved vendor
•	Assembly shortcuts like not using enough screws, especially where not visible
•	Building or using down-level parts or assemblies
•	PCB testing to wrong specs
•	Defects in chrome plating, products that match the model product are considered conforming
•	Wrong bulbs
•	Failure to execute proper final system test
•	Failure to install new battery with pull tab
•	Excess solder
•	MCU not fully seated in socket
•	Improper wire routing or lack of service loop

AeroGrow may add additional non-conforming items overtime, but any new additions will only apply to subsequent orders.

MKD's warranty does not apply to:
•	Product which precisely conforms to Attachment A (Bill of Materials)
•	Product which precisely conforms to AeroGrow's 2-dimensional or 3-dimensional drawings
•	Product which precisely conforms to Attachment B (QA/QC Spec)
•	Product which precisely conforms to the agreed-upon "model product"
•	Abuse from incorrect use of the product,

•	Damage resulting from shipping abuse,
•	Abuse from incorrect cleaning solutions or solvents,
•	Discoloration and degradation of AeroGrow-specified materials caused by exposure to sunlight or artificial light
•	Surface marking or discoloration from abrasives or sharp instruments,
•	Damage resulting from impacts that exceed the impact strength of AeroGrow-specified materials
•	Damage resulting from shipping abuse
•	Damage, marking, or discoloration from any cleaning materials other than water and mild soap
•	Plants not growing for any biological reason
•	Damage caused by electrical spikes and surges
•	Defects or malfunction resulting from the design of the Product
•	Errors or omissions in Attachment A or Attachment B
•	Misuse and/or abuse of the Product.

8.04
MKD will ship to AeroGrow's customer service center Replacement Part Assemblies (a) base with circuit board, (b) lampshade/rim, (c) deck/door/pump tower, (d) pump/pump door, (e) light bulbs, (f) telescopic pole) in UPS shippable brown craft boxes with assembly instructions for using in repair/replacing Non-conforming Products at no cost to AeroGrow. MKD will limit light bulb replacements to 1 % of AeroGrow orders. MKD will initially ship to AeroGrow's customer service center Replacement Assemblies for all other items outside of light bulbs, representing .5% - 2% of total products ordered. AeroGrow will monitor product defects and determine if the .5 - 2% should continue for each order (Purchase Order) issued and direct MKD accordingly. AeroGrow will allow MKD to use any excess capacity in each container to ship these Replacement Part Assemblies at no cost, but MKD must still deliver the required Replacement Part Assemblies with each order as required even if it requires dedicated shipping. AeroGrow will notify MKD of Non-confirming Products in writing within seven (7) days of discovery. The discovery period is limited to the duration period of maximum warranty.

AeroGrow may also purchase Replacement Part Assemblies at an agreed upon cost for use in assisting customers with products outside of MKD's warranty.

Diagnosis of returned units or "Non-conforming" Product is the sole responsibility of AeroGrow at no cost to MKD.

MKD's guarantee of material and workmanship product quality and required remedy will be limited to the lesser of 1) thirteen (13) months from the On Board date for each respective shipment, or 2) six (6) months from the date of warranty registration by the end user, 3) six (6) months from the purchase date shown on a purchase receipt by the end user, if a purchase receipt is available. MKD shall warrant materials and purchased components but only to the extent that the original manufacturer (OEM) warrants the materials and purchased components. MKD must fully disclose the length and terms of each manufacturer's warranties on materials or parts purchased by MKD.

MKD or an MKD authorized agent may inspect Non-conforming product at an AeroGrow customer service or repair center. AeroGrow will keep records of all repairs and returns which will be made available to MKD for their review. Defective Product will be kept for no more than 30 days for inspection.

8.05	Repeated failures by MKD to meet the established Quality Assurance standards will constitute a breach of this Agreement, and will be grounds for its termination.

8.06
In the event of a product liability claim, AeroGrow agrees that, if promptly notified in writing, and given sole control of the defense and all related settlement negotiations, it will hold MKD and SP harmless from any third party loss, damage or injury which arises from any alleged defect of AeroGrow's design of any Products. MKD agrees that it will similarly defend and hold AeroGrow and SP harmless from any third party loss, damage or injury arising from any workmanship defect of any products.

8.07	AeroGrow will provide MKD with the right to review the customer warranty records and warranty repair/replacement log.

9	Term of the Agreement/ Termination

9.01
The term of this Agreement shall commence on the date hereof above and shall continue for one (1) year thereafter or until terminated as described in Sub-clause 9.02. After the expiration of the original term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one (1) year terms, subject to Sub-clause 9.02 below.

9.02	The Agreement may be terminated by AeroGrow or MKD on 180 days written notice to the other.

9.03
The Agreement may be terminated by SP on 60 days written notice only if AeroGrow defaults on payments that are due to SP and such default is not cured within 30 days of such written notice being delivered.

9.04
If any Party is adjudicated bankrupt, or if a receiver is appointed for the any Party or for a substantial portion of its assets, or if an assignment for the benefit of creditors of any Party is made, or if any Party is dissolved or liquidated or has a petition for dissolution or liquidation filed which is not dismissed within 45 days, the other Parties are still bound by this Agreement.

9.05
Termination of this Agreement for any reason shall not affect the obligations of any Party as described in this Agreement which exist as of the date of termination. Clauses 10, 11 and 12 shall survive the termination of this Agreement. Should SP or MKD fail to perform under this Agreement, AeroGrow will be relieved of all existing obligations to the non-performing Party other than those specifically included in this Agreement as described, but not limited to, in paragraph 9.06.

9.06
Immediately upon termination, all MKD work in process will be completed and following inspection and approval by an AeroGrow agent, shipped immediately to AeroGrow or its designated agents. Any and all raw materials and components previously authorized and paid for by AeroGrow will, following AeroGrow's inspection and approval, be shipped to AeroGrow or its designated agents upon full payment of all approved parts from inspection.

9.07
In the event of termination prior to the time AeroGrow's Shares are publicly listed on an exchange in the United States of America, SP shall have an option to require AeroGrow to pay for the Tooling in full in a monetary sum. Such option shall be exercisable by notice in writing from SP. On the receipt of such notice, AeroGrow shall forthwith pay to SP the full SP Tooling Outlay and SP shall immediately return to AeroGrow any SP Tooling Stock.

9.08
In the event of termination of this Agreement for any reason after AeroGrow's Shares are publicly listed on an exchange in the United States of America, but less than 12 months following the date of the IPO, if the SP Tooling Stock Valuation is below the SP Tooling Outlay as of the date of termination, AeroGrow shall on written notification from SP immediately pay in cash to SP the difference between the SP Tooling Outlay and the SP Tooling Stock Valuation as of the termination date.

10	Patents, Copyrights, Trade Secrets, and Other Proprietary Rights

10.01
AeroGrow owns all the patents (both issued and pending), copyrights, and trade secrets related to the Products. AeroGrow's patents are detailed in Attachment D. AeroGrow is in the process of preparing other applications on other inventions not yet described in Attachment D. AeroGrow will advise SP and MKD of the additional Serial Numbers as additional applications are filed.

10.02
AeroGrow shall defend, indemnify, and hold MKD and SP harmless from any claim alleging that MKD's manufacture of the Products under this Agreement directly infringes any third party's patents, copyrights, or trade secrets. MKD and SP shall promptly notify AeroGrow in writing of any such claims, and give AeroGrow any and all assistance in resolving such claims. This indemnity clause does not encompass negligence or other willful misconduct of the part of the non-prevailing parties.

10.03
SP, MKD and AeroGrow acknowledge that during the course of the business relationship certain product improvements are likely to be developed. Regardless of the source of these product improvements, SP and MKD acknowledge that all product improvements will remain the sole property of AeroGrow.

10.04
MKD will assist AeroGrow in the filing of Chinese patent applications. Any expenses in the filing of patents must be pre-approved in writing by AeroGrow. All agencies and third parties involved in the filing process will invoice AeroGrow directly.

11	Confidentiality

11.01
All written or otherwise communicated information provided by AeroGrow to MKD and SP intended to enable MKD to manufacture and deliver the Product under this Agreement, shall be considered Confidential Information. MKD and SP agree not to utilize or disclose this Confidential Information to any third party, or to use it for any purpose other than that described in this Agreement without the prior written consent of AeroGrow.

11.02
Confidential Information disclosed by AeroGrow to MKD and SP pursuant to this Agreement shall be maintained as confidential for a period of three (3) years following the termination of this Agreement. Upon termination of the Agreement, MKD and SP agrees to return all documents to AeroGrow.

12	Miscellaneous

12.01
This Agreement constitutes the entire agreement between MKD, SP and AeroGrow with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings between the parties.

12.02
MKD, SP and AeroGrow shall all hold the terms of this Agreement in confidence, except for disclosure to each Party's respective financial and legal advisors, unless the Party desiring to release the information obtains the written consent of the other Parties.

12.03	This Agreement maybe amended only by the written consent of all parties hereto.

12.04
Neither MKD, SP nor AeroGrow shall be deemed to be an agent of the other Party, and all parties acknowledge that the relationship between them is that of independent contractors. As such, neither MKD, SP nor AeroGrow has any right to assume or create any obligations on the part of the other or make any representations or warranties to any third party on behalf of any of the others.

12.05
In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding, the prevailing Party shall be entitled to receive reimbursement for all reasonable attorneys' fees from the non-prevailing Party.

12.06	This Agreement shall be governed by and construed under the laws of the State of Colorado. All parties consent to the exclusive jurisdiction of the state and federal courts in Denver County, Colorado.

12.07
This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, and assignees. Neither MKD, SP nor AeroGrow shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of all other parties, which is not to be unreasonably withheld.

12.08	MKD agrees to comply with environmental laws, laws concerning export control, and laws relating to the registration of this Agreement.

12.09
In the event that MKD, SP, or AeroGrow is prevented from performing, or is unable to perform, any obligations under this Agreement due to any act of God, fire, any natural disaster, or any man-created event such as war, strike, etc., which is beyond the reasonable control of the affected Party, and if the affected Party has taken all reasonable steps to mitigate the effects of this occurrence, and has given prompt written notice to the other Parties, then its performance shall be excused and the time for performance shall be extended for the delay so created. Regardless of the source of the delay, however, if the affected Party is not able to perform within 180 days after such event, either of the unaffected Parties may, at their sole discretion, terminate this Agreement. Such termination shall not affect the obligations of any Party that exist as of the date of termination.

12.10
If any of the provisions of this Agreement are found by any court or tribunal of competent jurisdiction to be unenforceable, then such provisions will be enforced to the maximum extent permissible, and the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect.

12.11
No waiver of any provision of this Agreement affecting AeroGrow and MKD shall be effective except by written agreement signed by both parties. The failure by either Party at any time to require performance of the other Party of any provision of this Agreement will in no way affect the right of such Party thereafter to enforce the same provision, nor will the waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself.

12.12
No waiver of any provision of this Agreement affecting AeroGrow and SP shall be effective except by written agreement signed by both parties. The failure by either Party at any time to require performance of the other Party of any provision of this Agreement will in no way affect the right of such Party thereafter to enforce the same provision, nor will the waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself.

12.13
All notices and other communications required or permitted under this Agreement will be in writing, and will be deemed given (i) when delivered personally, (ii) when sent by confirmed facsimile, or e-mail transmission, (iii) one (1) day after having been sent by commercial overnight courier with written verification of receipt, or (iv) five (5) days after having been sent by registered or certified airmail, return receipt requested, or upon actual receipt thereof, whichever occurs first. All communications will be sent to the receiving Party's address on the first page of this Agreement or to such other address that the receiving Party may have provided for the purpose of notice.

12.14
While AeroGrow may use its standard Purchase Order form to release items, quantities, prices, schedules, change notices, specifications or other notice provided for hereunder, in the event of any conflict, discrepancy, or inconsistency between this Agreement and any Purchase Order or any other document delivered pursuant hereto, such Purchase Order or document shall be governed by the terms and conditions of this Agreement.

12.15	This Agreement may be executed in up to four (4) counterparts, each of which shall be deemed or organized, but all of which shall constitute one and the same instrument.

IN WITNESS whereof the parties hereto have signed this Agreement respectively on the date and in the month and year first above written.

For and on behalf of	For and on behalf of
Mingkeda Industries CO., LTD.,	AeroGrow International, Inc.
GuangDong, PRC

/s/ Mo Hezhao	/s/ Randy Seffren

For and on behalf of Source Plus, Inc.	For and on behalf of Mingkeda Industries
CO., LTD., Hong Kong

/s/ Robert Tomko	/s/ Randy Seffren